SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Action Performance Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Arizona	86-0704792

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4707 East Baseline Road, Phoenix, AZ	85040

(Address of Principal Executive Offices)	(Zip Code)

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities Act registration statement file number to which this form relates:
(If Applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which

to be so Registered	Each Class is to be Registered

Common Stock, $0.01 par value	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.               Description of Registrant’s Securities to be Registered.

                           This registration statement relates to the registration with the New York Stock Exchange, Inc. of shares of common stock, par value $0.01 per share, of Action Performance Companies, Inc., an Arizona corporation (the “Company” or “Registrant”). The authorized capital stock of the Registrant consists of 25,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and 5,000,000 shares of preferred stock, no par value per share, to be issued in such series with such designations, preferences, voting rights, privileges, and such other restrictions and qualifications as the Board of Directors may by resolution establish.

                           The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by shareholders, other than the election of directors in which shareholders are entitled to cumulate their votes in accordance with Arizona law. Subject to preferences that may be applicable to any outstanding preferred stock, holders of Common Stock are entitled to receive ratably dividends as may be declared by the Board of Directors out of funds legally available for that purpose. In the event of the Company’s liquidation, dissolution, or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. The Common Stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of Common Stock are fully paid and non-assessable.

                           The Company’s First Amended and Restated Articles of Incorporation and Arizona law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of the Company, even when these attempts may be in the best interests of shareholders. The First Amended and Restated Articles of Incorporation also authorizes the Board of Directors, without shareholder approval, to issue one or more series of preferred stock from time to time and to determine the rights, preferences, privileges, and restrictions and fix the number of shares of any such series of preferred stock.

                           The Company’s First Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws contain a number of other provisions relating to corporate governance and to the rights of shareholders. These provisions include (a) authority of the Board of Directors to determine the exact number of directors, so long as such number is not fewer than one nor more than nine, and (b) the authority of the Board of Directors to fill vacancies on the Board of Directors.

Item 2.               Exhibits.

Exhibit No.	Description
3.1	First Amended and Restated Articles of Incorporation of the Registrant (1)

3.2	Second Amended and Restated Bylaws of the Registrant (1)

4	Specimen of Stock Certificate representing shares of Common Stock, par value $0.01 per share, of the Registrant (1)

(1)	Incorporated by reference to the Registrant’s Form 10-QSB for the quarter ended March 31, 1996, as filed with the Securities and Exchange Commission on May 2, 1996.

SIGNATURE

                           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:	February 7, 2002	ACTION PERFORMANCE COMPANIES, INC

By: /s/ R. David Martin

Name: R. David Martin Title: Chief Financial Officer, Secretary, and Treasurer